Exhibit 99.1

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Contact:

Jodi Allen (Investor Relations)

(973) 357-3283

Release Date: Immediate

Cytec Announces Second Quarter 2011 Results

Net Revenue of $798 million, Up 14% From Second Quarter 2010

As-Adjusted Continuing EPS of $0.92 per Diluted Share

Updates Full Year 2011 Guidance

WOODLAND PARK, N.J., July 21, 2011 — Cytec Industries Inc. (NYSE: CYT) announced today net earnings for the second quarter 2011 of $35.1 million or $0.70 per diluted share on net sales of $798 million. Earnings from continuing operations attributable to Cytec were $36.2 million or $0.72 per diluted share. Loss from discontinued operations was $1.1 million or $0.02 per diluted share. Included in the quarter are several special items from continuing operations that total $9.7 million of net expense after-tax or $0.19 per diluted share and are outlined further in this release. Excluding the special items and loss from discontinued operations, earnings from continuing operations attributable to Cytec were $45.9 million or $0.92 per diluted share.

Net earnings for the second quarter of 2010 were $61.8 million or $1.24 per diluted share on net sales of $702 million. Earnings from continuing operations attributable to Cytec were $50.5 million or $1.02 per diluted share. Earnings from discontinued operations were $11.3 million or $0.22 per diluted share. Included in the quarter were special items that totaled $3.1 million of net expense after-tax or $0.06 per diluted share. Excluding the special items from continuing operations and earnings from discontinued operations, net earnings from continuing operations attributable to Cytec were $53.6 million or $1.08 per diluted share.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “We overcame the challenge of continued raw material cost escalation and macroeconomic uncertainty and delivered good sequential sales and earnings growth across our portfolio. We remained disciplined in our pricing actions in our Specialty Chemicals businesses and were able to more than offset the impact of sharply increased raw material costs. In addition, we made good progress implementing planned price increases in our Engineered Materials segment. Our sales growth for the quarter included 10% from higher selling prices and 5% from exchange rate changes versus the second quarter last year. This was partially offset by slightly lower selling volumes of 1%. In the Coating Resins and Additive Technologies segments, industrial markets softened in the latter part of the quarter while we continue to see good volume growth in our Engineered Materials and In Process Separation segments.”

Cytec Coating Resins sales increased 14% to $421 million; operating profit flat at $28.2 million.

In Coating Resins, overall selling volumes were down by 9% versus the second quarter 2010, due to weak demand in many of our industrial markets across all regions. Selling prices increased sales by 15% and the impact of changes in exchange rates increased sales by 8%.

Operating earnings of $28.2 million were flat versus $28.0 million in the second quarter of 2010. Higher selling prices of $54.1 million more than offset higher raw material costs of $46.7 million. This net benefit was offset by the impact of lower selling volumes.

Cytec Additive Technologies sales increased 10% to $73 million; operating earnings decreased to $10.1 million.

In Additive Technologies, overall selling volumes were down by 3% versus the second quarter 2010, attributed primarily to weaker demand in the North America and Asia Pacific regions as well as limited product availability given our short-term capacity constraints in this business as we operate at high utilization levels and focus on asset reliability to meet our customer’s needs. This was offset by higher selling prices of 8% and the favorable impact of changes in exchange rates of 5%.

Operating earnings of $10.1 million were down slightly compared to the $10.7 million in the second quarter of 2010 mainly as a result of lower selling volumes and higher operating expenses. Increased selling prices essentially offset increased raw material costs of $5.6 million.

Cytec In Process Separation sales increased 16% to $82 million; operating earnings increased to $15.6 million.

In Process Separation selling volumes were up 10% versus the second quarter 2010, resulting primarily from higher demand in our key alumina markets and strong demand for phosphine chemicals. Selling prices increased sales by 4% and the change in exchange rates increased sales by 2%.

Operating earnings of $15.6 million were higher compared to $14.3 million in the prior year quarter, mainly as a result of higher selling volumes and prices. These positive impacts were partially offset by higher raw material costs of $3.2 million.

Cytec Engineered Materials sales increased by 13% to $222 million; operating earnings decreased to

$30.4 million.

In Engineered Materials, selling volumes increased by 9% compared to the prior year period, primarily driven by higher build rates in both new and legacy large commercial aircraft programs and civil rotorcraft. Selling prices increased sales by 3% and the impact of exchange rates increased sales by 1%.

Operating earnings of $30.4 million were down versus $38.6 million in the second quarter of 2010, mainly as a result of higher period and operating costs. These costs were incurred to meet increasing demand and future growth opportunities as well as to mitigate the impact of delays in moving production to two expanded facilities as a result of qualification delays. Increased selling prices covered increased raw material costs.

Discontinued Operations

Net loss for the second quarter of 2011 includes an unfavorable pre-tax adjustment of $3.5 million ($2.2 million after-tax) related to the gain on the divestiture that we recorded in the first quarter of 2011, as we settled the working capital adjustment provision of the transaction. This was partially offset by a favorable adjustment to the tax provision for discontinued operations of $1.1 million associated with the former Building Block Chemicals Segment’s allocable portion of our revised full year estimated U.S. domestic manufacturing deduction.

Special Items

The second quarter of 2011 includes net pre-tax charges of $12.5 million ($9.0 million after-tax or $0.18 per diluted share) for restructuring activities principally related to Coating Resins segment, and a pre-tax charge of $1.2 million ($0.7 million after-tax or $0.01 per diluted share) related to an increase in the environmental liability at an inactive site for new remedial design requirements.

Income Tax Expense

Income tax expense related to continuing operations for the second quarter of 2011 was $18.3 million, compared with a tax expense of $18.6 million in the second quarter of 2010. Included in the provision for the second quarter of 2011 are discrete tax expenses of $0.7 million primarily attributable to the re-measurement of our deferred tax position related to changes in U.S. state tax rates. Excluding the impact from the aforementioned discrete tax expenses and the special items previously noted, the underlying estimated annual tax rate for the second quarter of 2011 was approximately 31.30% versus the underlying estimated annual tax rate in the second quarter of 2010 of 31.75%.

Cash Flow

David Drillock, Vice President and Chief Financial Officer commented, “Operating cash flows from continuing operations were $28.7 million for the second quarter 2011. During the quarter our average net working capital days were flat compared to the first quarter of 2011. While trade accounts receivable increased $14.2 million due to higher revenues, the average days sales outstanding of approximately 48 days was slightly down compared to the first quarter 2011 average of 49 days. Inventory increased by $51.0 million from the first quarter 2011 due to weak demand and preparation for the seasonal production shutdowns. Average inventory days on hand of approximately 74 days was up from the average for the first quarter of 2011 of 69 days. Accounts payable decreased by $3.1 million due to the lower demand levels while accounts payable days were up 4 days to 62 days versus the average first quarter of 2011 level of 58 days.”

“Capital spending for the quarter was $25 million with approximately 60% of the spending attributable to Specialty Chemical segments and 40% to Engineered Materials, versus $25 million spent in the second quarter of 2010. We are revising our outlook for full year capital spending to a range of $120 to $130 million down from our previous guidance of $170 to $190 million. The decrease is the result of several expansion projects moved into 2012.”

“During the quarter we purchased 415,000 shares of our common stock for $23 million. The remaining amount on the current share repurchase authorization is approximately $147 million.”

2011 Outlook

Mr. Fleming commented, “Although the improved global demand across our Specialty Chemicals businesses in the first quarter of 2011 was encouraging, we did experience a slowdown in demand in our industrial markets in the latter part of the second quarter, negatively impacting our Coating Resins and Additive Technologies segments particularly. The exceptions were the European automotive market mainly driven by German exports and the Japanese market which is showing first signs of recovery from the earthquake. Regarding raw materials, propylene prices appear to have peaked in May at an all-time high of $0.96. Although propylene prices contracted in June and July, chemical grade propylene prices are expected to stay relatively high throughout the remainder of the year compared to prior year levels. We are now faced with the uncertain pace of global economic recovery, persistent high unemployment and fiscal constraints in the developed economies, and inflationary concerns in the emerging markets. With our solid first half results and our cautious second half view for demand for our Specialty Chemicals segments, our guidance for full year operating earnings in Coating Resins, Additive Technologies, and In Process Separation businesses is unchanged.”

“In Coating Resins, given the significant increase in pricing that was necessary to recover raw material costs, the revised full year sales projection is now $1.55 to $1.65 billion, up from the prior projection of $1.50 to $1.52 billion. The range for full year operating earnings of $70 to $80 million is unchanged. In Additive Technologies, the full year guidance is unchanged with a sales range of $260 to $280 million and operating earnings of $37 to $40 million. The full year guidance for the In Process Separation segment also remains unchanged with a sales range of $320 to $330 million and operating earnings in a range of $60 to $70 million.”

Mr. Fleming continued, “In Engineered Materials, we expect continued strong selling volume increases in the second half of 2011 in the large commercial transport, business jet, and rotorcraft sectors. We are also making good progress to more than offset the year-over-year increases in raw material costs by year end. We have now obtained the majority of the qualifications at our new facilities and are transferring production to these sites which should lead to improved margins in the second half of 2011. The expected improvement in margins may be partially offset by additional expense investments to meet increasing demand for existing programs and qualification expenses for future generation aircraft. For this segment, 2011 full year sales are now projected to be in a range of $880 to $900 million, up versus the prior guidance of $825 to $845 million. Full year operating earnings are expected to be in a range of $125 to $135 million for this segment, down versus the previous range of $130 to $140 million.

On a consolidated level, the guidance for Corporate and Unallocated is unchanged at $16 to $18 million for the year. Guidance for other expense and net interest expense remains unchanged at $4 million and in the range of $37 to $39 million, respectively. The forecast for the underlying annual tax rate for ongoing operations continues to be in a range of 30.5% to 32.5%.

After taking into account all these above factors, the revised 2011 continuing full year adjusted diluted earnings per share is now in the range of $3.25 to $3.50 on sales of $3.0 billion to $3.2 billion versus the prior projection of $3.15 to $3.50 on sales of $2.9 billion to $3.0 billion.”

In closing, Mr. Fleming commented, “I am pleased and proud of the people of Cytec for their ability to react quickly to the uncertainty and rapidly changing global economy. For our Engineered Material business, increasing build rates from both legacy and new aerospace programs will continue to provide strong growth in the short, medium and long term and we are well positioned to capitalize on the favorable secular trend towards increased composites content. We remain focused on margin improvement to generate stronger earnings and cash flow which will allow us to pursue additional investments and growth to create value for our shareholders.”

Six Month Results

Net earnings for the six months ended June 30, 2011 were $118.3 million or $2.36 per diluted share on sales of $1,564 million. Earnings from continuing operations attributable to Cytec were $75.8 million or $1.51 per diluted share. Earnings from discontinued operations were $42.5 million or $0.85 per diluted share.

For the six months ended June 30, 2011, a number of special items (all from continuing operations) were recorded that resulted in net pre-tax charges of $12.9 million ($9.1 million net charges on an after-tax basis or $0.18 per diluted share) as follows:

•

Included in Corporate and Unallocated, principally in operating expenses, are pre-tax net restructuring charges of $11.8 million ($8.5 million after-tax or $0.17 per diluted share) primarily related to Coating Resins.

•

Included in Gain on sale of assets is a pre-tax gain of $3.3 million ($2.1 million after-tax or $0.04 per diluted share) related to a sale of land at our manufacturing site in Colombia which was shutdown in the second half of 2009.

•

Included in Other Expense is a pre-tax charge of $4.4 million ($2.7 million after-tax or $0.05 per diluted share) related to an increase in the environmental liability at inactive sites for updated estimates of future remedial costs.

Excluding these items and earnings from discontinued operations, net earnings from continuing operations attributable to Cytec were $84.9 million or $1.69 per diluted share.

Net earnings for the six months ended June 30, 2010 was $86.6 million or $1.75 per diluted share on sales of $1,349 million. Earnings from continuing operations attributable to Cytec were $71.6 million or $1.45 per diluted share. Earnings from discontinued operations were $15.0 million or $0.30 per diluted share. Included in the results for the six months were (a) favorable net pre-tax adjustments of $0.7 million ($0.5 million after-tax or $0.01 per diluted share) associated with various restructuring initiatives across Specialty Chemicals, Engineered Materials, and Corporate operations, (b) pre-tax charges of $5.1 million ($3.2 million after-tax or $0.06 per diluted share) related to the decision to exit certain phosphorus products manufactured at our Mount Pleasant, Tennessee facility and (c) income tax expense of $8.3 million or $0.17 per diluted share due to the U.S. Health Care Reform legislation passed in the first quarter of 2010. Excluding these items and earnings from discontinued operations, net earnings from continuing operations attributable to Cytec were $82.6 million or $1.67 per diluted share.

Investor Conference Call to be Held on Friday July 22, 2011 at 11:00am ET

Cytec will host their second quarter earnings release conference call on July 22, 2011 at 11:00am ET.

The conference call will be simultaneously webcast for all investors from Cytec’s website.

Select the Investor Relations page to access the live webcast.

Use of Non-GAAP Measures

Management believes that net earnings from continuing operations attributable to Cytec excluding special items and diluted earnings per share (continuing operations attributable to Cytec) excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP to non-GAAP measurements can be found at the end of this release.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec’s filings with the Securities and Exchange Commission.

Corporate Profile

Cytec’s vision is to deliver specialty chemicals and materials technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace composites, structural adhesives, automotive and industrial coatings, electronics, inks, mining and plastics.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$797.9	$702.0	$1,563.9	$1,348.6
Manufacturing cost of sales	596.6	512.1	1,182.2	1,000.8
Selling and technical services	62.5	50.4	117.1	98.5
Research and process development	27.4	18.4	46.6	36.0
Administrative and general	34.5	33.1	66.8	62.1
Amortization of acquisition intangibles	9.9	9.0	19.4	18.5
Gain on sale of assets	0.0	0.0	3.3	0.0

Earnings from operations	67.0	79.0	135.1	132.7
Other expense, net	2.1	1.7	6.2	2.0
Net loss on early extinguishment of debt	0.2	0.0	0.3	0.7
Equity in earnings of associated companies	0.2	0.3	0.8	0.4
Interest expense, net	9.6	7.9	18.8	16.1

Earnings from continuing operations before income taxes	55.3	69.7	110.6	114.3
Income tax provision	18.3	18.6	33.3	41.2

Earnings from continuing operations	37.0	51.1	77.3	73.1

Earnings from discontinued operations before gain on sale, net of tax	1.1	11.3	7.9	15.0
Gain/(loss) on sale of discontinued operations, net of tax	(2.2)	0.0	34.6	0.0

(Loss)/earnings from discontinued operations, net of tax	(1.1)	11.3	42.5	15.0

Net earnings	35.9	62.4	119.8	88.1
Less: Net earnings attributable to noncontrolling interests	(0.8)	(0.6)	(1.5)	(1.5)

Net earnings attributable to Cytec Industries Inc.	$35.1	$61.8	$118.3	$86.6

Earnings/(loss) per share attributable to Cytec Industries Inc.
Basic earnings per common share
Continuing operations	$0.73	1.03	$1.53	$1.46
Discontinued operations	(0.02)	0.23	0.86	0.30

	$0.71	1.26	$2.39	$1.76

Diluted earnings/(loss) per common share
Continuing operations	$0.72	$1.02	$1.51	$1.45
Discontinued operations	(0.02)	0.22	0.85	0.30

	$0.70	$1.24	$2.36	$1.75

Dividends per common share	$0.125	$0.0125	$0.25	$0.025

Shares used in calculating earnings per common share (in 000s)
Basic	49,257	49,226	49,438	49,152
Diluted	49,918	49,702	50,088	49,606

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED NET SALES AND EARNINGS FROM OPERATIONS BY BUSINESS SEGMENT

(Millions of dollars)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Net Sales:
Coating Resins	$421.5	$368.9	$825.1	$710.4
Additive Technologies
Sales to external customers	72.9	66.1	140.3	128.4
Intersegment sales	0.4	0.2	0.7	0.5
In Process Separation	81.9	70.7	160.3	135.8
Engineered Materials	221.6	196.3	438.2	374.0

Net sales from segments	798.3	702.2	1,564.6	1,349.1
Elimination of intersegment revenue	(0.4)	(0.2)	(0.7)	(0.5)

Total consolidated net sales	$797.9	$702.0	$1,563.9	$1,348.6

	Three months ended June 30,				Six months ended June 30,
		% of		% of		% of		% of
	2011	Sales	2010	Sales	2011	Sales	2010	Sales
Earnings/(loss) from operations:

Coating Resins	$28.2	7%	$28.0	8%	$47.0	6%	$44.7	6%
Additive Technologies	10.1	14%	10.7	16%	18.2	13%	19.0	15%
In Process Separation	15.6	19%	14.3	20%	32.0	20%	29.2	22%
Engineered Materials	30.4	14%	38.6	20%	57.0	13%	59.6	16%

Earnings from segments	84.3	11%	91.6	13%	154.2	10%	152.5	11%
Corporate and Unallocated, net (1)	(17.3)		(12.6)		(19.1)		(19.8)

Total earnings from operations	$67.0	8%	$79.0	11%	$135.1	9%	$132.7	10%

(1)	For the three and six months ended June 30, 2011, Corporate and Unallocated includes net pre-tax charges of $12.5 and $11.8, respectively, primarily related to the Coating Resins restructuring. In addition, six months ended June 30, 2011 includes a $3.3 gain related to a sale of a former manufacturing site. For the three and six months ended June 30, 2010, Corporate and Unallocated includes pre-tax charges of $4.5 and $4.1, respectively, related to the exit of certain phosphorus products and net favorable adjustments of previously recorded restructuring liabilities. Corporate and unallocated also includes costs previously allocated to the operations of our discontinued Building Block Chemicals Segment of $0.0 and $1.0 for the three and six months ended June 30, 2011, and $1.7 and $3.1 for the three and six months ended June 30, 2010, respectively.

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

PERCENT CHANGE IN SALES ANALYSIS BY SEGMENT

	Three Months Ended June 30, 2011			Six Months Ended June 30, 2011
	% Variance Due To			% Variance Due To
Segment	Volume	Price	FX	Volume	Price	FX
Coating Resins	-9%	15%	8%	-3%	14%	5%
Additive Technologies	-3%	8%	5%	0%	6%	3%
In-Process Separation	10%	4%	2%	14%	3%	1%
Engineered Materials	9%	3%	1%	14%	2%	1%
Total Cytec	-1%	10%	5%	4%	9%	3%

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in millions, except per share amounts)

	June 30, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$485.1	$383.3
Trade accounts receivable, less allowance for doubtful accounts of $4.5 and $4.2 in 2011 and 2010, respectively	468.5	370.6
Other accounts receivable	49.2	51.4
Inventories	462.7	350.0
Deferred income taxes	35.6	40.6
Other current assets	19.5	22.4
Current assets held for sale	—	93.1

Total current assets	1,520.6	1,311.4

Investment in associated companies	21.5	19.7
Plants, equipment and facilities, at cost	2,008.1	1,937.5
Less: accumulated depreciation	(875.3)	(811.3)

Net plant investment	1,132.8	1,126.2

Acquisition intangibles, net of accumulated amortization of $277.8 and $245.9 in 2011 and 2010, respectively	346.1	347.0
Goodwill	707.7	685.7
Deferred income taxes	23.1	24.1
Other assets	105.2	88.5
Non-current assets held for sale	—	71.3

Total assets	$3,857.0	$3,673.9

Liabilities
Current liabilities
Accounts payable	$381.8	$263.6
Short-term borrowings	3.7	6.1
Accrued expenses	217.6	223.2
Income taxes payable	24.8	19.7
Deferred income taxes	3.7	3.1
Current liabilities held for sale	—	63.9

Total current liabilities	631.6	579.6

Long-term debt	636.1	641.5
Pension and other postretirement benefit liabilities	327.6	364.2
Other noncurrent liabilities	302.5	272.8
Deferred income taxes	72.3	71.3
Non-current liabilities held for sale	—	7.6
Stockholders’ equity
Preferred stock, 20,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value per share, 150,000,000 shares authorized; issued 49,583,113 in 2011 and 49,445,350 in 2010	0.5	0.5
Additional paid-in capital	459.1	451.5
Retained earnings	1,398.9	1,293.0
Accumulated other comprehensive gain	64.7	(14.4)
Treasury stock, at cost, 757,043 shares in 2011 and 767 shares in 2010	(41.3)	—

Total Cytec Industries Inc. stockholders’ equity	1,881.9	1,730.6

Noncontrolling interests	5.0	6.3
Total equity	1,886.9	1,736.9

Total liabilities and stockholders’ equity	$3,857.0	$3,673.9

CYTEC INDUSTRIES INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Dollars in millions)

Six months ended June 30,	2011	2010
Cash flows provided by (used in) operating activities
Net earnings	$119.8	$88.1
Earnings from discontinued operations	(42.5)	(15.0)

Earnings from continuing operations	77.3	73.1

Noncash items included in earnings from continuing operations:
Depreciation	47.4	42.3
Amortization	23.1	22.5
Share-based compensation	6.3	5.6
Deferred income taxes	18.9	21.9
Gain on sale of assets	(3.3)	(2.3)
Loss on early extinguishment of debt	0.3	0.7
Unrealized (gain)/loss on derivative instruments	(1.6)	2.8
Other	(0.2)	0.3
Changes in operating assets and liabilities (excluding effects of divestiture):
Trade accounts receivable	(73.8)	(93.4)
Other receivables	11.9	13.8
Inventories	(100.4)	(63.7)
Other assets	(0.8)	(2.3)
Accounts payable	111.5	104.9
Accrued expenses	(18.3)	3.4
Income taxes payable	(13.4)	14.2
Other liabilities	(34.7)	(37.4)

Net cash provided by operating activities of continuing operations	50.2	106.4
Net cash (used in) provided by operating activities of discontinued operations	(8.3)	18.0

Net cash provided by operating activities	41.9	124.4

Cash flows provided by (used in) investing activities:
Additions to plants, equipment and facilities	(51.3)	(52.9)
Net proceeds received on sale of assets	3.4	1.7

Net cash used in investing activities of continuing operations	(47.9)	(51.2)
Net cash provided by (used in) investing activities of discontinued operations	156.5	(2.7)

Net cash provided by (used in) investing activities	108.6	(53.9)

Cash flows provided by (used in) financing activities:
Payments on long-term debt	(5.8)	(15.5)
Change in short-term borrowings	(2.4)	(1.5)
Cash dividends	(15.1)	(2.5)
Proceeds from the exercise of stock options	5.6	8.6
Purchase of treasury stock	(46.8)	—
Excess tax benefits from share-based payment arrangements	1.1	0.8

Net cash used in financing activities	(63.4)	(10.1)

Effect of currency rate changes on cash and cash equivalents	14.7	(10.6)

Increase in cash and cash equivalents	101.8	49.8

Cash and cash equivalents, beginning of period	383.3	261.7

Cash and cash equivalents, end of period	$485.1	$311.5

Cytec Industries Inc. and Subsidiaries

Reconciliation of GAAP and Non-GAAP Measures

Amounts in millions except per share amounts

Management believes that net earnings, basic and diluted earnings per share before special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items represent significant charges or credits that are important to an understanding of the Company’s overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

Three Months Ended June 30, 2011

	Net	Diluted
	earnings	EPS
GAAP earnings from continuing operations	$37.0	$0.74
Less: Net earnings attributable to noncontrolling interests	0.8	0.02

Net earnings from continuing operations attributable to Cytec Industries Inc.	36.2	0.72
- Net restructuring charges	9.0	0.18
- Environmental liability adjustment	0.7	0.01

Non-GAAP net earnings from continuing operations attributable to Cytec Industries Inc.*	$45.9	$0.92

*	May not add due to rounding

Three Months Ended June 30, 2010

	Net	Diluted
	earnings	EPS
GAAP earnings from continuing operations	$51.1	$1.03
Less: Net earnings attributable to noncontrolling interests	0.6	0.01

Net earnings from continuing operations attributable to Cytec Industries Inc.	50.5	1.02
- Net restructuring charges	3.1	0.06

Non-GAAP net earnings from continuing operations attributable to Cytec Industries Inc.	$53.6	$1.08

Six Months Ended June 30, 2011

	Net	Diluted
	earnings	EPS
GAAP earnings from continuing operations	$77.3	$1.54
Less: Net earnings attributable to noncontrolling interests	1.5	0.03

Net earnings from continuing operations attributable to Cytec Industries Inc.	75.8	1.51
- Net restructuring charges	8.5	0.17
- Gain on sale of land	(2.1)	(0.04)
- Environmental liability adjustment	2.7	0.05

Non-GAAP net earnings from continuing operations attributable to Cytec Industries Inc.	$84.9	$1.69

Six Months Ended June 30, 2010

	Net	Diluted
	earnings	EPS
GAAP earnings from continuing operations	$73.1	$1.47
Less: Net earnings attributable to noncontrolling interests	1.5	0.03

Net earnings from continuing operations attributable to Cytec Industries Inc.*	71.6	1.45
- Net restructuring charges	2.7	0.05
- Effect of Health Care Legislation on tax	8.3	0.17

Non-GAAP net earnings from continuing operations attributable to Cytec Industries Inc.	$82.6	$1.67

*	May not add due to rounding

# # #